CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TOLL BROTHERS, INC.
Toll Brothers, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Company") DOES HEREBY CERTIFY THAT:
FIRST:	At a meeting of the Board of Directors of the Company held
on December 10, 1992, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to the Company's Certificate of Incorporation and directed that said amendment be submitted to the Company's stockholders for their consent and approval at the Annual Meeting of Shareholders on March 11, 1993. The amendment amends the introductory paragraph and subparagraph
(a) of Article Four of the Company's Certificate of Incorporation to read as follows:
"Article Four
The corporation is authorized to issue
46,000,000 shares of capital stock, consisting
of two (2) classes of stock, to wit:
(a)	Common Stock.  The total number of
shares of Common Stock which the corporation
shall have authority to issue is Forty-Five
Million (45,000,000) shares and the par value of
each of such shares is One Cent ($.01) amounting
in the aggregate to Four Hundred and Fifty
Thousand Dollars ($450,000)."
SECOND: At the Annual Meeting of Shareholders on March 11, 1993, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than a majority of the outstanding shares of stock entitled to vote thereon approved the foregoing amendment to the Company's Certificate of Incorporation.
THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this certificate to be signed, under penalty of perjury, by Robert I. Toll, its Chairman of the Board and Chief Executive Officer, and attested by Bruce E. Toll, its Secretary, on January 8, 1998, and does confirm that this Certificate of Amendment is the act and deed of the Company and that the statements made herein are true.
TOLL BROTHERS, INC.
By:	/s/ Robert I. Toll
Robert I. Toll
Chairman of the Board and
Chief Executive Officer
Attest:
By:  	/s/ Bruce E. Toll
	Bruce E. Toll, Secretary
(Corporate Seal)
DSB:829659.1/TOL002-051098
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DSB:829659.1/TOL002-051098